Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant customarily and actually treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

FIRST AMENDMENT TO AGREEMENT OF SALE AND PURCHASE
(Kingwood Place)
This First Amendment to Agreement of Sale and Purchase (this “Amendment”) is executed effective as of December 31, 2025 (the “Amendment Date”), by and between CH REALTY X/R HOUSTON KINGWOOD PLACE, L.P., a Delaware limited partnership (“Purchaser”), and STRATUS KINGWOOD PLACE, L.P., a Texas limited partnership (“Seller”).
RECITALS:
A.Seller and Purchaser entered into that certain Agreement of Sale and Purchase effective as of December 18, 2025 (the “Agreement”), for the purchase and sale of the Property (as defined in the Agreement), commonly known as Kingwood Place, located in Houston, Montgomery County, Texas, as more particularly described in the Agreement. Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Agreement.
B.Purchaser and Seller desire to amend the Agreement on the terms and conditions contained in this Amendment.
AGREEMENTS:
For valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Purchaser and Seller agree as follows:
1.Feasibility Notice. Upon the execution of this Amendment by Purchaser and Seller, this Amendment shall constitute Purchaser’s Feasibility Notice to proceed with the purchase of the Property pursuant to Section 3.01 of the Agreement, subject to the conditions precedent to Purchaser’s obligation to close as more fully set forth in the Agreement, and as modified by this Amendment.
2.Property Description. The "Property Description" attached as Exhibit A to the Agreement is hereby deleted in its entirety and the "Property Description" attached as Exhibit A to this Amendment is hereby substituted in lieu thereof.
3.Additional Conditions Precedent. The following items shall constitute additional Conditions Precedent under Article VII of the Agreement and Article VII is amended as follows:
7.06    HEB ROFR Release. Seller will deliver to the Title Company no later than one (1) Business Day prior to the Closing Deadline a termination and release of the HEB ROFR in recordable form pursuant to the terms of the HEB Lease, such that Title Policy shall not contain an exception for such HEB ROFR.
7.07    No Violations Letter. Purchaser shall have received from the City of Houston written confirmation that there are no existing building, zoning, or fire code violations at the Property in the same form of the letter obtained from the City of Houston as set forth in Appendix C to the 2025 zoning report included in the Property Information.
Paragraph 7.06 of the Agreement is hereby amended and restated and replaced with the following follows:
7.08    Conditions Precedent. The obligation of Purchaser to consummate the transaction contemplated under this Agreement is expressly subject to and conditioned upon:

(i) satisfaction or waiver of the Tenant Estoppels Requirement; and (ii) the requirements set forth in Sections 7.03, 7.04, 7.05, 7.06 and 7.07 being satisfied by Seller. The Conditions Precedent may be waived by Purchaser in its sole and absolute discretion. If the Conditions Precedent are not all satisfied or waived by Purchaser on or before the Closing Date, then, as Purchaser’s sole remedy, this Agreement will terminate, in which event the Earnest Money (less the Independent Contract Consideration) will be refunded to Purchaser and neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement.
4.Storm Water Quality Permit Amendment. The “Plan” and the Storm Water Quality Permit referenced in that certain Notice of Storm Water Quality Requirements recorded under Document No. 2018096051 of the Official Public Records of Montgomery County, Texas (the “Storm Water Notice”) requires that the Storm Water Quality Permit be transferred to the new owner of the Property after Closing. The Parties agree that promptly after closing Seller will cooperate with Purchaser to amend the Storm Water Quality Permit pursuant to Section 4 of the Storm Water Notice and in accordance with the City of Houston procedures. The obligations in this letter will survive Closing.
5.Property Agreements. This Amendment shall constitute Purchaser’s written notice to Seller pursuant to Section 6.07 of the Agreement that Purchaser will assume the following Property Agreements: (i) Classic Protection System (alarm monitoring), (ii) Federal Maintenance Services (portering), and (iii) Waste Management of Texas (trash). Purchaser requires that Seller deliver to Purchaser at Closing notices of termination of all other Property Agreements that are not so assumed.
6.Ratification. Purchaser and Seller hereby ratify and confirm their obligations under the Agreement.
7.Binding Effect; Governing Law. Except as modified hereby, the Agreement shall remain in full effect and this Amendment shall be binding upon Purchaser and Seller and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Property is located.
8.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Amendment, the parties may execute and exchange signature pages by facsimile or via electronic mail (*.pdf or similar file types). The parties further agree that counterparts of this Amendment may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform. All such signatures may be used in the place of original "wet ink" signatures to this Amendment and shall have the same legal effect as the physical delivery of an original signature.
[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

Kingwood Place – First Amendment to Agreement of Sale and Purchase – Page 2

Executed as of the Amendment Date.

PURCHASER:	CH REALTY X/R HOUSTON KINGWOOD PLACE, L.P., a Delaware limited partnership By: [***] By: [***] By:/s/ CH Realty X/R Houston Kingwood Place, L.P.
SELLER:
STRATUS KINGWOOD PLACE, L.P.,
a Texas limited partnership
By:      Stratus Northpark, L.L.C., a Texas limited liability company, its General Partner

            By: /s/ William H. Armstrong
                       William H. Armstrong, III, President

LIST OF EXHIBITS
TO
First Amendment to Agreement of Sale and Purchase
By and Between
Stratus Kingwood Place, L.P., as Seller, and
CH Realty X/R Houston Kingwood Place, L.P., as Purchaser

The following listed exhibit is provided pursuant to Item 601(a)(5) of Regulation S-K. The exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibit to the Securities and Exchange Commission upon request.

Exhibit A – Property Description